WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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     CLS Financial Services, Inc. Financial Statements as of December 31, 1996 and
December 31, 1997 to follow under a separate transmission.


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